Exhibit j(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund, Fidelity Advisor Dynamic Capital Appreciation Fund, Fidelity Advisor Fifty Fund, Fidelity Advisor Small Cap Fund, Fidelity Advisor Asset Allocation Fund, and Fidelity Advisor Leveraged Company Stock Fund of our reports dated January 8, 2003 on the financial statements and financial highlights included in the November 30, 2002 Annual Reports to Shareholders of the above-referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
January 23, 2003